Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Harris Corporation of our report dated February 22, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for pension costs discussed in Note 19, the change in composition of reportable segments discussed in Note 21, and the revision of certain condensed combined guarantor financial information discussed in Note 24, as to which the date is November 13, 2018, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in L3 Technologies, Inc.’s Current Report on Form 8-K dated November 13, 2018.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 14, 2018